Exhibit 99.1

              Duratek Reports Outlook for 2005 Revenues

    COLUMBIA, Md.--(BUSINESS WIRE)--Sept. 22, 2005--Duratek, Inc. (NASDAQ:DRTK) today announced that it expects 2005 revenues to be in the range of $280 million to $286 million, compared to 2004 reported revenues of $286 million. The 2005 revenue outlook reflects a lower than anticipated level of new Commercial work required to offset projects completed during the year, a lengthening of the sales cycle in the Company's Federal business, and no international work awarded to date. As a result, Duratek may moderately reduce its accelerated debt payoff target of $15 - $17 million for the year.
    Robert E. Prince, President and CEO said, "We have been working very hard to strategically position the Company to be a winner in our changing markets. Our short-term growth rate is not where we wanted it to be. We believe the long term trends in the Federal Department of Energy cleanup, commercial nuclear market, and international markets will present favorable opportunities for Duratek."
    Duratek provides safe, secure radioactive materials disposition and nuclear facility operations for commercial and government customers.

    Certain statements contained in this press release may constitute "forward-looking statements" within the meaning of Section 21E(i)(1) of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Duratek's actual results to be materially different from any future results expressed or implied by these statements. Such factors include the following: the Company's ability to manage its commercial waste processing operations, the timing and award of contracts by the U.S. Department of Energy for the cleanup of waste sites administered by it; the acceptance and implementation of the Company's waste treatment technologies in the government and commercial sectors; and other large technical support services projects; the Company's ability to successfully add revenues from new contracts; and the timing of completing existing contracts. All forward-looking statements are also expressly qualified in their entirety by the cautionary statements included in the Company's SEC filings, including its quarterly reports on Form 10-Q and its annual report on Form 10-K. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statement made herein.

    CONTACT: Duratek, Inc.
             Diane R. Brown, 410-312-5100
                 or
             Robert F. Shawver, 410-312-5100
             www.duratekinc.com